FILED PURSUANT TO RULE 424(b)(3)
FILE NO. 333-163069

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
SUPPLEMENT NO. 1 DATED SEPTEMBER 17, 2010
TO THE PROSPECTUS DATED SEPTEMBER 2, 2010

This prospectus supplement (this “Supplement”) is part of the prospectus of American Realty Capital New York Recovery REIT, Inc. (the “REIT”), dated September 2, 2010 (the “Prospectus”), and should be read in conjunction with the Prospectus. This Supplement No. 1 supplements, modifies or supersedes certain information contained in our Prospectus and must be read in conjunction with our Prospectus. This Supplement No. 1 will be delivered with the Prospectus.

The purpose of this Supplement is to update the table summarizing the operations of AFRT during the years ended December 31, 2006, 2005 and 2004, update Appendix C — Subscription Agreement, update the disclosure relating to the Articles of Amendment and Restatement of the REIT and to correct the date of adoption of the REIT’s By-laws.

Three-Year Summary of Operations of AFRT

The following information replaces the material under “Prior Performance Summary — Three Year Summary of Operations of AFRT” concerning the three-year summary of operations of American Financial Realty Trust (AFRT) on page 132 of the Prospectus.

The following table summarizes the operations of AFRT during the years ended December 31, 2006, 2005 and 2004 (amounts in thousands other than number of properties). Messrs. Schorsch and Kahane were at AFRT through August, 2006.

	December 31,
	2006	2005	2004
Total number of properties	1,148	1,107	959
Total real estate investments, at cost(1)	3,555,500	4,543,649	3,116,078
Total debt	2,437,533	3,318,684	2,726,360
Total shareholder’s equity	785,964	907,843	869,959
Leverage ratio(2)	68.6%	73.0%	87.5%

(1)	Inclusive of related lease intangible assets, real estate investments held-for-sale and acquisition costs.
(2)	Leverage ratio is defined as total debt (including unsecured note obligations) divided by total real estate investments, at cost.

Appendix C — Subscription Agreement

The following information replaces the material under “Appendix C — Subscription Agreement — Instruction Page” concerning payments made by subscribers before $2,000,000 has been raised from persons who are not affiliated with the REIT or its sponsor on page C-2 of the Prospectus.

PRE ESCROW BREAK:

Until we have raised the minimum offering amount, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.” to Realty Capital Securities at the following address:

American Realty Capital New York Recovery REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place
Suite 3300
Boston, MA 02116
Phone (888) 518-8073
Fax (877) 894-1127

*	For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

Realty Capital Securities will then forward your check to our escrow agent, Wells Fargo Bank, NA.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522.

The following information replaces the material under “Appendix C — Subscription Agreement — Instruction Page” concerning payments made by subscribers after $2,000,000 has been raised from persons who are not affiliated with the REIT or its sponsor on page C-2 of the Prospectus.

POST ESCROW BREAK:

Once we have raised $2,000,000, from persons who are not affiliated with us or our sponsor, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “American Realty Capital New York Recovery REIT, Inc.” to the following address (except that Pennsylvania investors should continue to follow the instructions above until an aggregate of $75,000,000 has been raised and Tennessee investors should continue to follow the instructions above until an aggregate of $20,000,000 has been raised. See “Prospectus Summary — Terms of the Offering” in the prospectus):

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems
430 W 7th Street
Kansas City, Missouri 64105-1407
Phone (866) 771-2088
Fax (877) 694-1113

*	For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522.

The following information replaces the material under “Appendix C — Subscription Agreement — Instruction Page — Instructions to Subscribers” concerning payments by subscribers on page C-2 of the Prospectus.

Instructions to Subscribers

Section 1: Indicate investment amount (Make all checks payable as described above.)

Section 2: Choose type of ownership

The following information replaces the material under “Appendix C — Subscription Agreement — Instruction Page — Custodial Ownership” on page C-2 and C-3 of the Prospectus.

Custodial Ownership

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Distribution Allocation option

Section 5: To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD Firm and the Branch Manager’s signature)

Section 6: Have ALL owners initial and sign where indicated on Page 3

Section 7: All investors must complete and sign the substitute W9

The following information replaces the second paragraph under “Appendix C — Subscription Agreement — 1. Your Initial Investment” on page C-4 of the Prospectus.

Make all checks payable as described on the Instruction Page.

The following information replaces the first option available for subscribers to select under “Appendix C — Subscription Agreement — 1. Your Initial Investment” on page C-4 of the Prospectus.

☐ I/WE AM/ARE EMPLOYEE(S) OF REALTY CAPITAL SECURITIES, LLC, AN AFFILIATE, BROKER AND/OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I/WE ACKNOWLEDGE THAT NO COMMISSION WILL BE PAID FOR THIS PURCHASE, BUT I/WE WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.

The following information replaces the third option available for subscribers to select under “Appendix C — Subscription Agreement — 4. Distributions” on page C-5 of the Prospectus.

C.  Credit Distributions to my IRA or Other Custodian Account

Articles of Amendment and Restatement

The attached information replaces the sentence under “Summary of Our Organizational Documents — Board of Directors” concerning filling vacancies on the board of directors of the REIT on page 173 of the Prospectus.

A vacancy on the board caused by the death, resignation or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled only by the affirmative vote of a majority of the stockholders.

Date of Adoption of By-laws

The following information replaces the sentence under “Summary of Our Organizational Documents” concerning the date of adoption of the REIT’s By-laws on page 172 of the Prospectus.

The by-laws, in their present form, became operative when our board of directors approved them as of October 30, 2009.